Exhibit 99.1

NEWS

COMPANY CONTACT:

Peter Ingram, CFO

Hawaiian Airlines

Phone:  808.835.3030

peter.ingram@hawaiianair.com

INVESTOR RELATIONS CONTACT:

Matt Bernier, Sr. Director

Phone:  808.838.5508

matt.bernier@hawaiianair.com

MEDIA CONTACT:

Alan L. Hoffman, Sr. VP

Hawaiian Airlines

Phone:  808.838.6758

al.hoffman@hawaiianair.com

/CORRECTION — Hawaiian Holdings, Inc./

In the news release, Hawaiian Holdings Reports 2009 Second Quarter Financial Results, issued 27-Jul-2009 by Hawaiian Holdings, Inc. over PR Newswire, the Company advises that in the “Nonoperating Income (Expense)” section of Table 1, the line item “Capitalized interest” should read “Unrealized loss on securities.” The second sentence of the fifth paragraph, originally transmitted as “The total shares purchased under the program were 217,390.” should read, “The total shares purchased under the program were 201,651.”  The complete, corrected release follows:

Hawaiian Holdings Reports 2009 Second Quarter Financial Results

• Net income of $27.5 million, or $0.53 per diluted share

• Operating income of $31.7 million, compared to $48.5 million in the second quarter of 2008, which included the benefit of a $52.5 million litigation settlement

• Operating revenue decreased 8.5% to $292.0 million

• Unrestricted cash, cash equivalents and short-term investments of $282.6 million at June 30, 2009

HONOLULU, July 27 /PRNewswire-FirstCall/ — Hawaiian Holdings, Inc. (Nasdaq: HA) (“Holdings” or the “Company”), parent company of Hawaiian Airlines, Inc. (“Hawaiian”), today reported consolidated net income for the three months ended June 30, 2009 of $27.5 million, or $0.53 per diluted share, on total operating revenue of $292.0 million.  This result compares to $54.3 million, or $1.09 per diluted share, on total operating revenue of $319.2 for the three months ended June 30, 2008.  The Company’s operating income of $31.7 million for the three months ended June 30, 2009 compares to $48.5 million in the prior year period which included the benefit of a $52.5 million litigation settlement.

“Our second quarter results reflect another period of good financial performance for our Company in an extremely challenging macro environment,” commented Mark Dunkerley, the Company’s president and chief executive officer.  “The core influences on our financial performance are the same as those facing our competitors - much lower fuel prices than last year offset by much lower demand resulting from the recession. Unlike most of our competitors, we have been able to strengthen our balance sheet over the course of the last six months.  With the credit markets in turmoil, and recognizing that we have a number of substantial outlays in the next few years, this comparative strength is of tremendous importance.

“Higher fuel prices and lower fares suggest that the period ahead will be even more challenging, so this good start to the year is vital.

“Hawaiian’s employees both in the front line and in support roles deliver a level of service to our customers that is the envy of the industry.  Everything we do to position Hawaiian well for the challenges that lie ahead is for naught without the support of our employees and we are immensely fortunate to have such a wonderful team,” concluded Mr. Dunkerley.

Additionally, the Company announced today that the Board of Directors determined to terminate the Company’s previously announced stock purchase program in light of the substantial increase in the Company’s stock price since the program was initiated in March 2009.  The total shares purchased under the program were 201,651.

Second Quarter Financial Results

The Company reported operating income of $31.7 million in the second quarter of 2009 compared to $48.5 million in the prior year period, which included the benefit of a $52.5 million litigation settlement.

Second quarter 2009 operating revenue was $292.0 million, an 8.5% decrease compared to the second quarter of 2008.  Capacity for the quarter increased 1.8% year-over-year to 2.4 billion available seat miles (ASMs), resulting in RASM of 11.99 cents, down 10.2% from 13.35 cents in the second quarter a year ago.  Second quarter load factor decreased to 84.2% from 85.1% in the same period a year ago. Passenger yield (passenger revenue per revenue passenger mile) decreased 13.8% to 12.51 cents from 14.51 cents in the second quarter of 2008.  Selected Statistical Data is included in Table 2 below.

Excluding the litigation settlement received in the prior year period, total operating expenses for the second quarter of 2009 decreased 19.5% year-over-year to $260.3 million.  This resulted in an operating cost per available seat mile (CASM) of 10.69 cents, down 20.9% versus the same period a year ago excluding the litigation settlement.  Excluding fuel and the prior year litigation settlement, second quarter CASM increased 1.1% to 8.45 cents versus 8.36 cents for the same period a year ago.  A reconciliation of non-GAAP financial measures and the litigation settlement in the prior year period is included in Table 5.

Aircraft fuel costs decreased 55.7% year-over-year in the second quarter to $54.7 million and represented 21.0% of operating expenses.  Hawaiian’s average cost per gallon of jet fuel decreased 56.1% year-over-year in the second quarter to $1.59 (including taxes and delivery), while block hours increased 6.2%, primarily reflecting increased 717 operations.  The financial impact of hedging activities is included in non-operating income/expenses, and as such is not reflected in fuel expense.  Non-operating expenses reflect $6.5 million in net gains from Hawaiian’s fuel hedging activity.

Hawaiian believes that economic fuel expense is the best measure of the effect of fuel prices on its business as it most closely approximates the net cash outflow associated with the purchase of fuel for its operations in a period.  Hawaiian defines economic fuel expense as GAAP fuel expense plus (gains)/losses realized through actual cash (receipts)/payments received from or paid to hedge counterparties for fuel hedge derivative contracts settled during the period.  For the three months ended June 30, 2009, economic fuel expense was $54.9 million ($1.60 per gallon), compared to $115.0 million ($3.38 per gallon) in the year earlier period.  An analysis of economic fuel expense for the three months ended June 30, 2009 and 2008 is included in Table 3.

Hawaiian’s year-over-year increase in Other Rentals and Landing Fees of $4.8 million reflects both the increase in its interisland operations and rate increases associated primarily with airports in the state of Hawaii.  Aircraft rent increased $4.8 million compared to the second quarter of 2008 primarily as a result of the recognition of supplemental rent expenses for certain maintenance deposits paid to aircraft lessors.  Commissions and Other Selling Expenses declined year-over-year by $3.9 million primarily as a result of a reduction in certain revenue-variable expenses including credit card processing fees.

Second quarter 2009 non-operating income totaled $5.6 million, compared with non-operating income of $5.9 million in the second quarter of 2008. During the current year period the Company recognized non-operating income totaling $6.5 million related to fuel hedging activities compared to non-operating income of $8.9 million during the prior year period.  During the second quarter of 2009, fuel hedging expenses include $0.2 million of realized losses on derivative contracts settling in the quarter, the reversal of $3.2 million of previously recorded losses on these same contracts, and $3.5 million in unrealized gains related to fuel derivative contracts settling in future periods.

Liquidity, Capital Resources and Fuel Hedging

•                  As of June 30, 2009 the Company had:

•                  Unrestricted cash, cash equivalents and short-term investments of $282.6 million, and $31.9 million in restricted cash.

•                  $85.7 million outstanding under two term loan facilities, $104.3 million outstanding under floating rate notes issued in conjunction with the acquisition of three Boeing 767-300 ER aircraft in December 2006, and additional notes payable of $29.6 million.

•                  $46.2 million of Capital Lease obligations primarily associated with four 717-200 aircraft.

•                  A summary of the Company’s fuel derivatives contracts as of July 24, 2009 is included as Table 4.

Company Highlights

•                  Hawaiian was ranked as the nation’s #1 carrier for on-time performance and second for fewest misplaced bags as reported by the U.S. Department of Transportation’s (DOT) Air Travel Consumer Report for the months of April and May.  Hawaiian has posted the nation’s leading on-time performance numbers for seven consecutive months.

•                  In May, Hawaiian Airlines and Korean Airlines announced a newly-expanded code-sharing agreement that will allow Hawaiian to offer its customers nonstop service between Hawaii and Korea, as well as connecting service on flights within Korea and five other destinations in Asia.

•                  In celebration of its 80th anniversary of service in Hawaii, Hawaiian Airlines announced a $150,000 gift to Bishop Museum in May in support of its enduring mission to preserve the heritage and culture of Hawaii.

Investor Conference Call

Hawaiian Holdings’ quarterly earnings conference call is scheduled to begin later today (Monday, July 27, 2009) at 4:30 p.m. Eastern Time (USA).  The conference call will be broadcast live over the Internet. Investors may listen to the live audio webcast on the investor relations section of the Company’s website at www.HawaiianAirlines.com. For those who are not available for the live webcast, the call will be archived for 90 days on Hawaiian’s investor website.

About Hawaiian Airlines

Hawaiian is the nation’s highest-ranked carrier for service quality and performance for 2008 in the 19th annual Airline Quality Rating study. Hawaiian has also led all U.S. carriers in on-time performance for each of the past five years (2004-2008) and has been an industry leader in fewest misplaced bags during that same period (#1 from 2005-2007, #2 in 2008) as reported by the U.S. Department of Transportation. Consumer surveys by Conde Nast Traveler, Travel + Leisure and Zagat have all ranked Hawaiian as the top domestic airline serving Hawaii.

Hawaiian will mark 80 years of continuous service in Hawaii on November 11, 2009. Hawaiian is the state’s biggest and longest-serving airline, as well as the largest provider of passenger air service to Hawaii from the state’s primary visitor markets on the U.S. mainland. Hawaiian offers nonstop service to Hawaii from more U.S. gateway cities (10) than any other airline, as well as service to the Philippines, Australia, American Samoa, and Tahiti. Hawaiian also provides more than 160 daily jet flights within the Hawaiian Islands.

Hawaiian Airlines, Inc. is a subsidiary of Hawaiian Holdings, Inc. (NASDAQ: HA). Additional information is available at HawaiianAirlines.com.

Forward Looking Statements

The foregoing information contains certain forward-looking statements that reflect the Company’s current views with respect to certain current and future events and financial performance. These forward-looking statements are and will be, as the case may be, subject to many risks, uncertainties and factors relating to the Company’s operations and business environment which may cause the Company’s actual results to be materially different from any future results, expressed or implied, in these forward-looking statements. These risks and uncertainties include, without limitation, the price and availability of aviation fuel; a continued decline in the U.S. and global economies; our dependence on tourist travel; competition in the transpacific and interisland markets; the effects of seasonality and cyclicality; the concentration of our business in Hawaii; the competitive advantages held by network carriers in the transpacific markets; the effects of new entrants into the transpacific and interisland markets; competitive pressures on pricing (particularly from lower-cost competitors); demand for transportation in the markets in which we operate; our ability to negotiate amendments to labor agreements which are currently amendable; our dependence on satisfactory labor relations; the impact of our substantial financial and operating leverage; our ability to comply with financial covenants; the competitiveness of our labor costs; our substantial funding obligations under our defined benefit pension plans; our ability to attract, motivate and retain key executives and other employees; our increasing dependence on technologies to operate our business; our reliance on other companies for facilities and services (including, without limitation, aircraft maintenance, code sharing, reservations, computer services, accounting, frequent flyer programs, passenger processing, ground facilities, baggage and cargo handling and personnel training); our fleet concentration in out-of-production Boeing 717-200 aircraft; our long-term commitments with aircraft and engine manufacturers and eventual financing arrangements; delays in scheduled aircraft deliveries or other loss of fleet capacity; the effects of any hostilities or act of war (in the Middle East or elsewhere) or any terrorist attack; increases in aircraft maintenance costs due to the aging and increased utilization of our fleet, and the possible unavailability of other aircraft; bankruptcies in the airline industry and the possible negative impact such bankruptcies might have on fares and excess capacity; government legislation and regulation, including the Aviation and Transportation Security Act and other similar regulations; changes that may be required by the Federal Aviation Administration or other regulators to Hawaiian Airlines, Inc’s aircraft or operations; the impact of possible aircraft incidents; the impact of possible outbreaks of disease; the impact of litigation, anticipated and unanticipated; the impact of possible disruptions due to unpredictable weather and environmental concerns; the potential impact of consolidation within the airline industry; increased airport rent rates and landing fees at the airports within the State of Hawaii or elsewhere; the cost and availability of insurance, including aircraft insurance; security related costs and regulation; our ability to implement our growth strategy and related cost reduction goals; consumer perceptions of our services compared to other airlines.

Any forward-looking statements in this release are based upon information available to the Company on the date of this release. The Company does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any statements expressed or implied therein will not be realized. Additional information on risk factors that could potentially affect the Company’s financial results may be found in the Company’s filings with the Securities and Exchange Commission.

Table 1.

Hawaiian Holdings, Inc.

Consolidated Statements of Operations (in thousands, except for per share data) (unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008

Operating Revenue:
Passenger	$256,643	$295,200	$510,784	$525,566
Cargo	15,148	9,016	30,057	16,778
Other	20,213	14,976	39,787	28,112
Total	292,004	319,192	580,628	570,456

Operating Expenses:
Aircraft fuel, including taxes and oil	54,661	123,377	104,860	214,413
Wages and benefits	66,772	64,958	134,237	122,259
Aircraft rent	28,083	23,322	52,234	47,135
Maintenance materials and repairs	28,201	29,960	56,980	59,335
Aircraft and passenger servicing	14,610	14,314	29,230	27,986
Commissions and other selling	16,266	20,148	33,715	36,319
Depreciation and amortization	13,054	11,755	25,777	23,774
Other rentals and landing fees	13,759	8,944	26,253	17,113
Litigation settlement	—	(52,500)	—	(52,500)
Other	24,895	26,443	49,693	48,156
Total	260,301	270,721	512,979	543,990

Operating Income	31,703	48,471	67,649	26,466

Nonoperating Income (Expense):
Interest and amortization of debt discounts and issuance costs	(4,770)	(4,847)	(10,020)	(10,480)
Interest income	1,743	1,867	2,463	3,857
Unrealized loss on securities	1,671	—	1,671	—
Gains (losses) on fuel derivatives	6,510	8,877	5,123	14,451
Other, net	438	(23)	50	136
Total	5,592	5,874	(713)	7,964

Income Before Income Taxes	37,295	54,345	66,936	34,430

Income tax expense (benefit)	9,802	—	15,909	—

Net Income	$27,493	$54,345	$51,027	$34,430

Net Income Per Common Stock Share:
Basic	$0.53	$1.14	$0.99	$0.73
Diluted	$0.53	$1.09	$0.98	$0.71

Weighted Average Number of Common Stock Shares Outstanding:
Basic	51,435	47,488	51,584	47,396
Diluted	51,855	49,796	51,820	48,739

Table 2.

Hawaiian Holdings, Inc.

Selected Statistical Data

	Three Months Ended
	June 30,
	2009		2008		Change

Scheduled Operations:
Revenue passenger miles (RPM) (a)	2,051.3		2,034.4		0.8%
Available seat miles (ASM) (a)	2,434.9		2,391.5		1.8%
Passenger revenue per RPM	12.51	¢	14.51	¢	(13.8)%
Passenger load factor (RPM/ASM)	84.2%		85.1%		(0.9	)pt.
Passenger revenue per ASM (PRASM)	10.54	¢	12.35	¢	(14.7)%

Total Operations:
Revenue passenger miles (RPM) (a)	2,051.6		2,034.4		0.8%
Available seat miles (ASM) (a)	2,435.2		2,391.5		1.8%
Passenger load factor (RPM/ASM)	84.2%		85.1%		(0.9	)pt.
Operating Revenue per ASM (RASM)	11.99	¢	13.35	¢	(10.2)%
Operating Cost per ASM (CASM)	10.69	¢	11.32	¢	(5.6)%
CASM - excluding litigation settlement	10.69	¢	13.52	¢	(20.9)%
CASM - excluding litigation settlement and aircraft fuel	8.45	¢	8.36	¢	1.1%

	Six Months Ended
	June 30,
	2009		2008		Change

Scheduled Operations:
Revenue passenger miles (RPM) (a)	4,010.9		3,964.5		1.2%
Available seat miles (ASM) (a)	4,826.8		4,662.3		3.5%
Passenger revenue per RPM	12.73	¢	13.26	¢	(4.0)%
Passenger load factor (RPM/ASM)	83.1%		85.0%		(1.9	)pt.
Passenger revenue per ASM (PRASM)	10.58	¢	11.27	¢	(6.1)%

Total Operations:
Revenue passenger miles (RPM) (a)	4,011.7		3,973.3		1.0%
Available seat miles (ASM) (a)	4,827.7		4,672.8		3.3%
Passenger load factor (RPM/ASM)	83.1%		85.0%		(1.9	)pt.
Operating Revenue per ASM (RASM)	12.03	¢	12.21	¢	(1.5)%
Operating Cost per ASM (CASM)	10.63	¢	11.64	¢	(8.7)%
CASM - excluding litigation settlement	10.63	¢	12.77	¢	(16.8)%
CASM - excluding litigation settlement and aircraft fuel	8.45	¢	8.18	¢	3.3%

(a) In millions.

Table 3.

Hawaiian Holdings, Inc.

Economic Fuel Expense

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008

Raw fuel expense, including taxes and delivery	$54,661	$123,377	$104,860	$214,797
Fuel gallons consumed	34,307	34,030	68,124	65,941
Raw fuel cost per gallon	$1.59	$3.63	$1.54	$3.26

Add/(subtract) realized losses/(gains) on fuel derivative contracts:
Included in operating expenses	—	—	—	(384)
Included in nonoperating expenses	213	(8,336)	11,177	(12,865)

Economic fuel expense	$54,874	$115,041	$116,037	$201,548
Fuel gallons consumed	34,307	34,030	68,124	65,941
Economic fuel cost per gallon	$1.60	$3.38	$1.70	$3.06

Table 4.

Hawaiian Holdings, Inc.

Fuel Derivative Contract Summary

As of July 24, 2009

	Weighted Average Ceiling Price (per gallon)	Ceiling Price Range (Per Gallon)	Gallons Hedged (Thousands)	Percentage of Quarter’s Consumption Hedged
Third Quarter 2009
Crude Oil	$1.58	$2.39 - $1.10	17,178	54%

Fourth Quarter 2009
Crude Oil	$1.67	$1.97 - $1.20	12,516	38%

First Quarter 2010
Crude Oil	$1.80	$2.02 - $1.60	7,560	24%

Second Quarter 2010
Crude Oil	$1.89	$2.04 - $1.73	2,646	8%

	Weighted Average Floor Price	Floor Price Range (Per Gallon)	Gallons Hedged (Thousands)	Percentage of Quarter’s Consumption Hedged
Third Quarter 2009
Crude Oil	$1.15	$1.89 - $0.88	8,820	28%

Fourth Quarter 2009
Crude Oil	$1.06	$1.41 - $0.92	7,686	24%

First Quarter 2010
Crude Oil	$1.19	$1.42 - $0.96	3,906	12%

Second Quarter 2010
Crude Oil	$1.43	$1.43 - $1.42	630	2%

Table 5.

Hawaiian Holdings, Inc.

Reconciliation of Non-GAAP Financial Measures

(in millions, except for CASM data) (unaudited)

	Three Months Ended				Six Months Ended
	June 30,				June 30,
	2009		2008		2009		2008
GAAP operating expenses	$260.3		$270.7		$513.0		$544.0
Litigation settlement	—		(52.5)		—		(52.5)
Operating expenses, less litigation settlement	260.3		323.2		513.0		596.5
Aircraft fuel, including taxes and oil	54.7		123.4		104.9		214.4
Operating expenses, less litigation settlement and aircraft fuel	$205.6		$199.8		$408.1		$382.1

Available Seat Miles	2,435.2		2,391.5		4,827.7		4,672.8

CASM - GAAP	10.69	¢	11.32	¢	10.63	¢	11.64	¢
Add back: Litigation settlement	—		(2.20)		—		(1.12)
CASM - excluding litigation settlement	10.69	¢	13.52	¢	10.63	¢	12.77	¢
Less: aircraft fuel	2.24		5.16		2.16		4.59
CASM - excluding litigation settlement and aircraft fuel	8.45	¢	8.36	¢	8.45	¢	8.18	¢

Notes:

ASM’s represents total operations

CONTACT:  Peter Ingram, CFO, +1-808-835-3030, peter.ingram@hawaiianair.com, or Investor Relations, Matt Bernier, Sr. Director, +1-808-838-5508, matt.bernier@hawaiianair.com, or Media, Alan L. Hoffman, Sr. VP, +1-808-838-6758, al.hoffman@hawaiianair.com, all of Hawaiian Airlines